FOR IMMEDIATE RELEASE:                                 CONTACTS:
ArthroCare Corp.
Misty Romines
512-391-3902

ARTHROCARE REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

Austin, Texas - May 2, 2014 - ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the quarter ended March 31, 2014.

FIRST QUARTER 2014 SUMMARY

•Total revenue of $96.1 million, an increase of 4.0%.
•Income from operations of $9.2 million, or operating margin of 9.6%.
•Adjusted income from operations of $20.6 million, or adjusted operating margin of 21.4%
•Net income available to common stockholders of $3.6 million, or $0.10 per diluted share.
•Adjusted diluted earnings per share of $0.32 per share.

REVENUE

Total revenue for the first quarter of 2014 was $96.1 million, compared to $92.3 million for the first quarter of 2013, an increase of 4.0 percent. Product sales for the first quarter of 2014 were $90.0 million, compared to $87.5 million for the same quarter of 2013, an increase of 2.9 percent. Changes in foreign exchange rates did not have a material effect on the comparability of reported product sales.

Worldwide sales of Sports Medicine products increased $4.2 million or 7.0 percent in the first quarter of 2014 when compared to the first quarter of 2013. In the first quarter of 2014 International Sports Medicine product sales increased $2.9 million, or 13.8 percent as compared to the first quarter of 2013. In the Americas, product sales increased by 3.4 percent due to higher contract manufactured product sales of $1.3 million while proprietary Sports Medicine product sales were flat when compared to the same period of 2013.

Worldwide ENT product sales decreased $1.3 million, or 5.0 percent in the first quarter of 2014 compared to the first quarter of 2013.  International ENT product sales decreased $0.3 million or 5.3 percent and Americas ENT product sales decreased $1.0 million or 4.9 percent.

Other product sales decreased $0.4 million in the first quarter of 2014 compared to the same quarter of 2013. Other product sales represent less than 3 percent of total product sales.

Royalties, fees and other revenues was 6.3 percent of total revenues for the first quarter of 2014 compared to 5.3 percent for the first quarter of 2013.

INCOME FROM OPERATIONS

Income from operations for the first quarter of 2014 was $9.2 million compared to $13.5 million for the same period in 2013.  Operating margin for the first quarter of 2014 was 9.6 percent compared to 14.6 percent for the same quarter of 2013.

Adjusted operating margin is a key metric for purposes of evaluating the Company’s performance.  Adjusted operating margin historically has been calculated as operating margin adjusted for investigation and restatement related costs.  Investigation and restatement related costs were 5.4 percent of total revenue for the three month period ended March 31, 2014 compared to 4.2 percent of total revenue for the same period in 2013.  In addition, in the first quarter of 2014 we incurred substantial non-recurring costs in connection with the proposed Merger. Merger related costs were 6.4 percent of total revenue in the first quarter of 2014 and we did not incur Merger costs in the first quarter of 2013. Adjusted operating margin considering both the add back of investigation and restatement related costs and Merger related costs was 21.4 percent for the three month period ended March 31, 2014 compared to 18.8 percent for the same periods in 2013. Adjusted operating margin is a non-GAAP measure of profitability and it should not be considered as a substitute for measures prepared in accordance with GAAP.

Gross Profit for the first quarter of 2014 was $67.6 million compared to $64.0 million in the first quarter of 2013. Gross product margin in the current quarter was 68.4 percent compared to 67.6 percent in the first quarter of 2013.

Total operating expenses were $58.4 million in the first quarter of 2014 compared to $50.6 million in the first quarter of 2013.  Research and development expense decreased $0.4 million this quarter due primarily to lower prototype expense and materials usage. General and administrative expense increased $6.7 million this quarter. The increase is primarily related to expenses incurred in connection with the proposed Merger including legal fees, investment banker fees, and proxy related services which totaled $6.2 million in the current quarter. Sales and marketing expense as a percent of revenue decreased this quarter to 31.8 percent as compared to 32.8 percent in the same quarter of 2013 due to lower severance related expenses this quarter.

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

Net income available to common stockholders was $3.6 million or $0.10 per share in the first quarter of 2014, compared to $10.3 million, or $0.30 per share in the first quarter of 2013.

Adjusted EPS for the first quarter of 2014 was $0.32 per diluted share compared to $0.37 per diluted share in the first quarter of 2013. Adjusted EPS is calculated as diluted EPS in accordance with GAAP adding back accrued accretion and dividend charges associated with the Company’s Series A Preferred Stock and adding back the net of tax effect of investigation and restatement related costs and merger related costs in each period. Adjusted EPS should not be considered as a substitute for measures prepared in accordance with GAAP.

BALANCE SHEET AND CASH FLOWS

Cash and cash equivalents were $191.0 million as of March 31, 2014 compared to $214.9 million at December 31, 2013. Cash used by operating activities for the three months ended March 31, 2014 was $20.6 million, which included the payment of a $30 million fine related to the resolution of the DOJ investigation. Adjusted for this payment cash provided by operating activities for the quarter would have been $9.4 million. Cash flows provided by operating activities was $19.5 million for the three month period ended March 31, 2013. Cash used in investing activities for the three months ended March 31, 2014 was $5.8 million due to purchases of property and equipment. Cash used in investing activities was $10.4 million for the three month period ended March 31, 2013 of which $3.4 million related to purchases of property and equipment and $7 million paid to acquire Eleven Blade in that period.

ABOUT ARTHROCARE

ArthroCare develops and manufactures surgical devices, instruments, and implants that strive to enhance surgical techniques as well as improve patient outcomes.  Its devices improve many existing surgical procedures and enable new minimally invasive procedures.  Many of ArthroCare's devices use its internationally patented Coblation® technology. This technology precisely dissolves target tissue and limits damage to surrounding healthy tissue. ArthroCare also develops surgical devices utilizing other patented technology including its OPUS® line of fixation products as well as re-usable surgical instruments.  ArthroCare is leveraging these technologies in order to offer a comprehensive line of surgical devices to capitalize on a multi-billion dollar market opportunity across several surgical specialties, including its two core product areas consisting of Sports Medicine and Ear, Nose, and Throat as well as other areas such as spine, wound care, urology and gynecology.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the effect of the pending merger with Smith & Nephew on the Company’s relationships with employees, customers, suppliers and other third parties; transaction costs associated with the pending merger; the possibility that we may not receive all of the regulatory approvals or shareholder approval required under the Merger Agreement with Smith & Nephew; the possibility that we may be unable to successfully consummate the pending merger with Smith & Nephew; the possibility that under some circumstances we have may to pay Smith & Nephew a termination fee of $54.9 million; the potential diversion of the attention of management and employees from day-to-day activities as a result of the pending merger; the outcome of any legal proceedings related to the merger; the resolution of the deferred prosecution agreement (“DPA”) the Company entered into with the Department of Justice, including the fulfillment by the Company of the reporting requirement under the DPA, the impact on the Company of additional civil and criminal investigations by state and federal agencies, if any, regarding any of the matters contained in the DPA; litigation pending against the Company; the impact upon the Company’s operations of legal compliance matters required under the DPA; the ability of the Company to control expenses relating to legal or compliance matters; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the risk that we could be subject to qui tam suits involving the False Claims Act; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to protect its intellectual property rights; the ability of the Company to continue to fund its working capital needs and planned expenditures; the risk of product liability claims; risks associated with the Company’s international operations; risks associated with integration of the Company’s acquisitions; the Company’s ability to effectively and successfully implement its business strategies and manage the risks in its business; and the reactions of the marketplace to the foregoing.

Financial Tables Appended

ARTHROCARE CORPORATION Condensed Consolidated Balance Sheets - Unaudited (in thousands, except par value data)

	March 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$191,004	$214,853
Accounts receivable, net of allowances of $1,256 and $1,255 at March 31, 2014 and December 31, 2013, respectively	51,016	52,810
Inventories, net	48,707	46,288
Deferred tax assets	11,191	12,371
Prepaid expenses and other current assets	6,411	6,056
Total current assets	308,329	332,378

Property and equipment, net	54,012	51,244
Intangible assets, net	14,066	14,581
Goodwill	166,091	165,953
Deferred tax assets	24,737	25,842
Other assets	4,190	4,143
Total assets	$571,425	$594,141

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,305	$18,325
Accrued liabilities	33,881	64,948
Income tax payable	1,022	1,372
Other liabilities	275	353
Total current liabilities	52,483	84,998

Deferred tax liabilities	249	249
Other non-current liabilities	20,559	21,305
Total liabilities	73,291	106,552

Commitments and contingencies (Notes 6 and 7)

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued: 0 and 75 shares at March 31, 2014 and December 31, 2013, respectively; Outstanding: 0 and 75 shares at March 31, 2014 and December 31, 2013, respectively; Redemption value: $0 and $87,089 at March 31, 2014 and December 31, 2013, respectively	—	84,494

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued: 38,408 and 32,385 shares Outstanding: 34,489 and 28,466 shares at March 31, 2014 and December 31, 2013, respectively	34	28
Treasury stock: 3,919 shares at March 31, 2014 and December 31, 2013	(105,798)	(105,798)
Additional paid-in capital	520,916	429,979
Accumulated other comprehensive income	5,590	5,121
Retained earnings	77,392	73,765
Total stockholders’ equity	498,134	403,095
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$571,425	$594,141

ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(in thousands, except per-share data)

	Three months ended March 31,
	2014	2013

Revenues:
Product sales	$89,978	$87,478
Royalties, fees and other	6,078	4,870
Total revenues	96,056	92,348

Cost of product sales	28,438	28,328

Gross profit	67,618	64,020
Operating expenses:
Research and development	8,028	8,445
Sales and marketing	30,526	30,332
General and administrative	14,151	7,458
Amortization of intangible assets	524	423
Exit costs	—	—
Investigation and restatement related costs	5,187	3,893
Total operating expenses	58,416	50,551

Income from operations	9,202	13,469

Non-operating gains (losses)	(1,127)	522

Income before income taxes	8,075	13,991

Income tax provision	1,857	2,806

Net income	6,218	11,185

Accrued dividend and accretion charges on Series A 3% Redeemable Convertible Preferred Stock	(2,591)	(919)

Net income available to common stockholders	3,627	10,266

Other comprehensive income (loss)
Foreign currency translation adjustments	469	(1,099)

Total comprehensive income	$6,687	$10,086
Weighted average shares outstanding:
Basic	31,837	28,055
Diluted	32,654	28,785

Earnings per share applicable to common stockholders:
Basic	$0.11	$0.30
Diluted	$0.10	$0.30

ARTHROCARE CORPORATION Supplemental Schedule of Product Sales - Unaudited (in thousands)

	Three months ended March 31, 2014			Three months ended March 31, 2013
	Americas	International	Total Product Sales	Americas	International	Total Product Sales

Sports Medicine	$40,179	$23,618	$63,797	$38,862	$20,754	$59,616
ENT	18,785	5,558	24,343	19,748	5,868	25,616
Other	315	1,523	1,838	503	1,743	2,246
Total product sales	$59,279	$30,699	$89,978	$59,113	$28,365	$87,478

Adjusted Earnings per Share Calculation
	Q1 2014	Q1 2013

Adjustable expenses in the period:
Investigation and restatement-related costs	5,187	3,893
Merger Related Costs	6,183	—
Tax effect (@ 36.63% US tax rate)	(4,165)	(1,426)
Tax effected adjustments	7,205	2,467

GAAP Diluted Weighted-average shares outstanding	32,654	28,785
Additional dilution effect of preferred stock, if converted for entire period	2,645	5,806
Adjusted diluted shares outstanding	35,299	34,591

Adjustment to EPS	$0.22	$0.07

GAAP Diluted Earnings per Share as reported	$0.10	$0.30

Adjusted Earnings per Share	$0.32	$0.37